As filed with the Securities and Exchange Commission on August 7, 2018
Registration No. 333-75859

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-75859
Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-73461

FORM S-8 POS
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STARWOOD HOTELS & RESORTS
WORLDWIDE, LLC
(Exact name of registrant as specified in its Charter)

Maryland	52-1193298
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
One StarPoint, Stamford, Connecticut 06902
(Address of Principal Executive Offices Including Zip Code)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. SAVINGS AND RETIREMENT PLAN
(Full titles of the plans)

Bao Giang Val Bauduin
Manager
Starwood Hotels & Resorts Worldwide, LLC
One StarPoint
Stamford, Connecticut 06902
(203) 964-6000
(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Ronald O. Mueller, Esq.
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306
(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

TERMINATION OF REGISTRATION
This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Starwood Hotels & Resorts Worldwide, Inc. or its predecessors (collectively with Starwood Hotels & Resorts Worldwide, LLC, the successor-in-interest to Starwood Hotels & Resorts Worldwide, Inc., “Starwood”) and the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan (the “Starwood Savings and Retirement Plan”) with the Securities and Exchange Commission:

1.
Registration No. 333-75859, filed on April 7,1999, relating to the registration of shares of common stock of Starwood, par value $0.01 (“Common Stock”) and plan interests to be offered and sold pursuant to the ITT Corporation 401(k) Retirement Savings Plan, which was merged with and into the Starwood Savings and Retirement Plan, as amended by Post-Effective Amendment Number 1 to Registration No. 333-75859, filed on September 23, 2016, relating to the deregistration solely of shares of Common Stock registered pursuant to the Starwood Savings and Retirement Plan; and

2.
Registration No. 333-73461, filed on March 5, 1999, as amended by Post-Effective Amendment Number 1 to Registration No. 333-73461, filed on April 7, 2006, relating to the registration of shares of Common Stock and plan interests to be offered and sold pursuant to the Starwood Savings and Retirement Plan and Post-Effective Amendment Number 2 to Registration No. 333-73461, filed on September 23, 2016, relating to the deregistration solely of shares of Common Stock registered pursuant to the Starwood Savings and Retirement Plan.

Effective June 30, 2018, the Starwood Savings and Retirement Plan was merged (the “Merger”) with and into the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust. This Post-Effective Amendment hereby removes and withdraws the plan interests in the Starwood Savings and Retirement Plan that were registered under the Starwood Savings and Retirement Plan and terminates the Registration Statements.
[SIGNATURES ON THE NEXT PAGE]

SIGNATURES
Starwood. Pursuant to the requirements of the Securities Act of 1933, Starwood certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on August 7, 2018.

STARWOOD HOTELS & RESORTS WORLDWIDE, LLC

By:	/s/Bancroft S. Gordon
Bancroft S. Gordon
Secretary, Starwood Hotels & Resorts Worldwide, LLC
Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person on behalf of Starwood is required to sign this Post-Effective Amendment to the specified registration statements on Form S-8.

The Starwood Savings and Retirement Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on August 7, 2018.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. SAVINGS AND RETIREMENT PLAN

By:	/s/Tracey Ballow
Tracey Ballow
Marriott International, Inc. Employees' Profit Sharing, Retirement and Savings Plan and Trust